Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is entered into and becomes effective as of March 24, 2020, by and between One Stop Systems, Inc., a Delaware corporation (“One Stop” or “Employer”) and David Raun (“Mr. Raun” or “Executive”).

RECITALS

A. One Stop is a corporation doing business in the State of California.

B. Both One Stop and Mr. Raun desire that Mr. Raun be hired as an Interim President and CEO on an interim basis for One Stop, pursuant to the terms of this Agreement.

IN CONSIDERATION of the promises and of the mutual covenants contained herein, and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

AGREEMENT

1. Employment. One Stop hereby engages Mr. Raun to serve as Interim President and CEO and Mr. Raun hereby accepts such engagement upon the terms and conditions set forth herein.

2. Term. The term of this Agreement shall begin on the effective date stated above and shall remain in effect for six (6) months, unless terminated sooner pursuant to Section 10. In the event Mr. Raun is still serving as Interim President and CEO, this Agreement will automatically extend once it expires, unless terminated sooner pursuant to Section 10.

3. Duties. Mr. Raun is employed to serve as Interim President and CEO and shall perform such duties typically required of a CEO, as well as any other services, acts and things as may be required from time to time by the Board of Directors of the Employer (the “Board”). At all times during Executive’s employment by the Employer, Executive shall: (i) comply with all policies and procedures of the Employer as in effect or as amended from time to time; (ii) perform the duties assigned to Executive in a diligent, trustworthy, professional and efficient manner, to the best of Executive’s abilities and in the best interests of the Employer; (iii) devote Executive’s full business time, attention and effort to the affairs of the Employer; and (iv) not engage in any other business activities (whether or not for gain, profit, or other pecuniary advantage) that could be deemed competitive with or harm the business or reputation of the Employer or any of its affiliates. In performing his duties hereunder, Executive shall support and implement the business, operational and strategic plans approved from time to time by the Board and shall support and cooperate with the Employer’s efforts to operate in conformity with the business and strategic plans approved by the Board.

4. Personnel Policies and Procedures. One Stop shall have the authority to establish from time to time personnel policies and procedures to be followed by its employees. Mr. Raun agrees to comply with the policies and procedures of One Stop. To the extent any provisions in One Stop’s personnel policies and procedures differ with the terms of this Agreement, the terms of this Agreement shall apply.

5. Base Salary. For his service as Interim President and CEO, Executive shall receive a base salary of Three Hundred Thousand Dollars ($300,000) per year from the Employer, effective retroactive to Mr. Raun’s appointment date of February 15, 2020 and less any required withholdings and deductions (the “Base Salary”). Such Base Salary shall be prorated for any partial year of employment on the basis of a 365-day fiscal year. Executive will receive Executive’s Base Salary incrementally in semi-monthly payments on the Employer’s regular payroll dates.

6. Bonus. In addition to the Base Salary, during each fiscal quarter of employment with the Employer, Executive also will be eligible to receive a quarterly bonus with a target amount of fifty percent (50%) of Executive’s then-current quarterly Base Salary (the “Target Bonus”) based on Executive’s performance, as determined by the Board in its sole discretion, against fundamental corporate and/or individual objectives to be determined by the Board. The Board shall have the sole discretion to determine the amount of the bonus, if any, for a given quarter. Bonus amounts will be pro-rated for partial quarter service, including upon termination of Executive’s service by the Company, as calculated by the Company’s Chief Financial Officer.

7. Benefits. Executive is also eligible to participate in the Employer’s benefit plans, including health, dental and vision insurance plans, subject to Employer policy and the terms and conditions of the applicable plans. Executive shall have unlimited Personal Time Off (PTO) so long as the PTO does not interfere with the Executive’s ability to complete his corporate obligations. Executive will be deemed to receive income attributable to the benefits provided pursuant to this Section 7 in accordance with and to the extent required by applicable law and Internal Revenue Service regulations, and shall be responsible for any and all applicable tax liability arising from such benefits. The Employer reserves the right in its sole discretion to alter, suspend, amend, or discontinue any and all of its Executive benefits, and Executive policies and procedures, in whole or in part, at any time with or without notice.

8. Equity Incentive Plans. Executive shall be eligible to participate in the Company’s 2017 Equity Incentive Plan subject to the discretion of the Board if and when the Board determines to make grants to Executive.

9. Expenses. Upon submission of expense reports in the manner specified by the Employer, the Employer will pay Executive’s reasonable travel and other reasonable business expenses incurred in connection with Executive’s employment with the Employer in accordance with the policies of the Employer set forth in the Employer’s Executive Handbook. To the extent that any payments or reimbursements provided to Executive under this Agreement, including, without limitation, pursuant to this Section 9, are deemed to constitute compensation to Executive to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, such amounts shall be paid or reimbursed reasonably promptly, but not later than December 31st of the year following the year in which the expense was incurred. The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and Executive’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.

10. Termination At-Will. This Agreement and the Executive’s employment are terminable at-will. Notwithstanding the foregoing, both Executive and One Stop may terminate Executive’s employment at any time, for any reason or no reason, upon 2-week advanced written notice to the other. Executive is not entitled to receive any severance compensation, other than the wages due to him through the last day of his employment which shall, for the avoidance of doubt, include the 2-week notice period referenced above.

11. Arbitration/Sole Remedy for Breach of Agreement. In the event of any dispute between One Stop and Executive concerning any aspect of the employment relationship, including any disputes relating to termination, all such disputes shall be resolved by binding arbitration before a single neutral arbitrator pursuant to the Federal Arbitration Act, as follows. This provision shall supersede any prior arbitration agreement, policy or understanding between the parties. The parties intend to revoke any prior arbitration agreement.

a. Claims Covered by the Agreement. Executive and One Stop mutually consent to the resolution by final and binding arbitration of all claims or controversies (“claims”) that One Stop may have against Executive or that Executive may have against One Stop or against its officers, directors, partners, employees, agents, pension or benefit plans, administrators, or fiduciaries, franchisors, or any parent, subsidiary or affiliated company or corporation (collectively referred to as “One Stop”), relating to, resulting from, or in any way arising out of Executive’s employment relationship with One Stop and/or the termination of Executive’s employment relationship with One Stop, to the extent permitted by law. The claims covered by this Agreement include, but are not limited to, claims for wages or other compensation due; claims for penalties or premium pay; claims for breach of any contract or covenant (express or implied); tort claims (including, but not limited to, those relating to performance or reputation); claims for discrimination, harassment, and/or retaliation (including, but not limited to, race, religious creed (which includes religious dress and grooming practices), color, national origin, ancestry, physical disability, mental disability, medical condition, genetic information, marital status, sex (which includes pregnancy, childbirth, breastfeeding, and related medical conditions), gender, gender identity, gender expression, age, sexual orientation, military or veteran status, or any other consideration made unlawful by federal, state or local laws, ordinances, or regulations); claims for violation of any leaves of absence or accommodations laws; claims for wrongful termination or whistleblowing; claims for benefits (except where an employee benefit or pension plan specifies that its claims procedure shall culminate in an arbitration procedure different from this one); claims for violation of trade secret, proprietary, or confidential information laws; claims for unfair business practices; claims for invasion of privacy; and claims for violation of any public policy, federal, state, or other governmental law, statute, regulation, or ordinance.

b. Claims Not Covered by the Agreement. Claims Executive may have for workers’ compensation (excluding discrimination claims under workers’ compensation statutes, unemployment compensation benefits, or claims under the Private Attorney General Act of 2004 (“PAGA”), California Labor Code Sections 2699 et seq. are not covered by this Agreement.

c. Required Notice of Claims and Statute of Limitations. Arbitration may be initiated by Executive by serving or mailing a written notice to Mr. John Morrison of One Stop. Arbitration may be initiated by One Stop by serving or mailing a written notice to Executive at his last known address. The notice shall identify and describe the nature of all claims asserted and the facts upon which such claims are based. The written notice shall be served or mailed within the applicable statute of limitations period set forth by federal or state law.

d. Arbitration Procedures.

i. After demand for arbitration has been made by serving written notice under the terms of Section 11(c) of this Agreement, the party demanding arbitration shall file a demand for arbitration with the office of Judicial Arbitration and Mediation Services (“JAMS”) located in San Diego, California. The arbitrator shall be selected from the JAMS panel and the arbitration shall be conducted pursuant to JAMS policies and procedures. All rules governing the arbitration shall be the rules as set forth by JAMS. If the dispute is employment-related, the dispute shall be governed by JAMS’ then current version of the national rules for the resolution of employment disputes. JAMS’ then applicable rules governing the arbitration may be obtained from JAMS’ website which currently is www.jamsadr.com.

ii. The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the state in which the claim arose, or federal law, or both, as applicable to the claim(s) asserted. The arbitrator shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of this Agreement, including but not limited to any claim that all or any part of this Agreement is void or voidable.

iii. Either party may file a motion for summary judgment with the arbitrator. The arbitrator is entitled to resolve some or all of the asserted claims through such a motion. The standards to be applied by the arbitrator in ruling on a motion for summary judgment shall be the applicable laws as specified in Section 11(d)(ii) of this Agreement.

iv. Discovery shall be allowed and conducted pursuant to the then applicable arbitration rules of JAMS, provided that the parties shall be entitled to discovery sufficient to adequately arbitrate their claims and defenses. The arbitrator is authorized to rule on discovery motions brought under the applicable discovery rules.

e. Construction. These arbitration provisions shall be construed and enforced pursuant to the FAA. The Arbitrator, and not any federal, state, or local court or agency, shall have the exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability, or formation of these arbitration provisions, including, but not limited to, any claim that all or any part of this Agreement is void or voidable. Any disputes regarding the enforceability or validity of these arbitration provisions shall be resolved as if the arbitrator or other decision-maker, if any, is acting as a federal district court judge applying the FAA and its precedent.

f. Application for Emergency Injunctive and/or Other Equitable Relief. Claims by One Stop or Executive for emergency injunctive and/or other equitable relief relating to unfair competition and/or the use and/or unauthorized disclosure of trade secrets or confidential information shall be submitted to JAMS for emergency treatment. The parties agree that the JAMS administrator may select a neutral hearing officer (subject to conflicts) to hear the emergency request only. The hearing officer should be experienced in considering requests for emergency injunctive and/or other equitable relief. The hearing officer shall conform his/her consideration and ruling with the applicable legal standards as if this matter were heard in a court of law in the applicable jurisdiction for such a dispute.

g. Arbitration Decision. The arbitrator’s decision will be final and binding. The arbitrator shall issue a written arbitration decision revealing the essential findings and conclusions upon which the decision and/or award is based. A party’s right to appeal the decision is limited to grounds provided under applicable federal or state law.

h. Place of Arbitration. The arbitration will be at a mutually convenient location that must be within 50 miles of Executive’s last company employment location. If the parties cannot agree upon a location, then the arbitration will be held at JAMS’ office nearest to Executive’s last employment location.

i. Representation, Fees and Costs. Each party may be represented by an attorney or other representative selected by the party. Each party shall be responsible for its own attorneys’ or representative’s fees. However, if any party prevails on a statutory claim that affords the prevailing party’s attorneys’ fees, or if there is a written agreement providing for fees, the arbitrator may award reasonable fees to the prevailing party. One Stop shall be responsible for the arbitrator’s fees and costs to the extent they exceed any fee or cost that Executive would be required to bear if the action were brought in court.

j. Waiver Of Jury Trial/Exclusive Remedy. Executive and One Stop knowingly and voluntarily waive any constitutional right to have any dispute between them decided by a court of law and/or by a jury in court.

k. Waiver of Representative/Class Action Proceedings. Executive and One Stop knowingly and voluntarily agree to bring any claims governed by this Agreement in his/her/its individual capacity and not as a plaintiff, class member or representative in any purported class or representative action. They further agree to waive any right to participate in any representative or class action proceeding related to any claims governed by this Agreement. One Stop and Executive also agree that the arbitrator may not consolidate more than one individual’s claims, and may not otherwise preside over any form of representative or class action proceeding, including, but not limited to, any representative action under California Business and Professions Code Sections 17200 et seq. For purposes of this Agreement, the term “representative” used in this section specifically excludes any claims, causes of action, or actions brought under PAGA (“PAGA claims”). Accordingly, any PAGA claims must be pursued in the appropriate court of law. However, if either Executive or One Stop have other claims or actions against each other covered by this Agreement, then they agree that those non-PAGA claims must first be pursued in arbitration, regardless of which claims or actions were filed first. The pending court PAGA action shall be stayed pending full and final resolution of the arbitration pursuant to California Code of Civil Procedure Section 1281.2 and related law.

12. Confidential Information in General. During the course of this Agreement, Executive will have access to confidential information of One Stop and its customers. “Confidential Information” is information which is not generally known to the public and, as a result, is of economic benefit to One Stop or its customers in the conduct of its business. One Stop and Executive agree that Confidential Information shall include, but not be limited to, all information developed or maintained by One Stop and/or its customers and comprising the following items, whether or not such items have been reduced to tangible form (e.g., physical writing): techniques, designs, drawings, processes, inventions, development, equipment, prototypes, methods, databases, consulting agreements, product research, sales, marking and strategic plans, programming plans, advertising and promotion plans, products and “availability” information, existing and developing software products, source code, object code, technical documentation, flow charts, test results, models, data, research, formulas, ideas, trade names, service marks, slogans, forms, customer lists, pricing structures, business forms, marketing programs and plans, business plans and strategies, layout and design, financial structure, operational methods and tactics, cost information, the identity of suppliers or customers of One Stop, accounting procedures, details, and any document, record or other information of One Stop relating to the above. Confidential Information include not only information belonging to One Stop or its customers which existed before the date of this Agreement but also information developed by Executive for One Stop or its customers during the term of this Agreement and thereafter.

13. Restriction on Use of Confidential Information. Executive shall not disclose to any third party or parties during or after the term of this Agreement, without the prior written consent of One Stop, any information relating to One Stop, its employees or customers, or information regarding the affairs or operations of One Stop, including One Stop’s Confidential Information. Executive agrees that his use of Confidential Information is subject to the following restrictions during the term of this Agreement and for an indefinite period thereafter so long as the Confidential Information has not become generally known to the public.

a. Nondisclosure. Executive will not publish or disclose or allow to be published or disclosed, Confidential Information to any person who is not an employee of One Stop unless such disclosure is necessary to the performance of Executive’s obligations under this Agreement.

b. Surrender Upon Termination of Agreement. Upon termination of this Agreement for any reason, Executive will surrender to One Stop all documents and materials in his possession and/or control which contain Confidential Information. Executive further agrees to return any and all other documents, materials, computer disks, or other items or property provided to Executive by One Stop during the term of this Agreement upon the termination of this Agreement for any reason.

c. Prohibition Against Unfair Competition. Executive will not use any Confidential Information to engage in competition with One Stop at any time during the term of this Agreement or after the termination of this Agreement for any reason.

14. Solicitation of Employees.

a. Information About Other Employees. Executive may be called upon to work closely with employees of One Stop in performing services under this Agreement. All information about such employees which becomes known to Executive during the course of this Agreement, and which is not otherwise known to the public, including compensation or commission structure, is Confidential Information of One Stop and shall not be used by Executive in soliciting employees of One Stop at any time during or after termination the termination of this Agreement.

b. Solicitation of Employees Prohibited. During the term of this Agreement Executive shall not, directly or indirectly ask or encourage any employee(s) of One Stop to leave their employment with One Stop, or solicit any employee(s) of One Stop for employment elsewhere.

15. Representation Concerning Prior Agreements. Executive represents to One Stop that he is not bound by any non-competition and/or non-solicitation agreement that would preclude, limit or in any manner affect this Agreement. Executive further represents that he can fully perform the duties under this Agreement without violating any obligations Executive may have to any other company or person, including but not limited to, misappropriating any confidential information acquired from a company or person and agrees that he has not and will not misappropriate any confidential information acquired from a company or person. Executive agrees that he will indemnify and hold One Stop harmless from any and all liability and damage, including attorneys’ fees and costs, resulting from any breach of this provision.

16. Violations of Confidential Information, Solicitation and Written Material Clauses. Executive agrees and acknowledges that the violation of any of the provisions contained in Section 12 through 15 hereof would cause irreparable injury to One Stop, that the remedy at law for any violation or threatened violation thereof would be inadequate, and that One Stop shall be entitled to temporary and permanent injunctive relief or other equitable relief without the necessity of proving actual damages. Such relief may be obtained based on the procedure set forth in Section 11 above.

17. Successors and Assigns. The rights and obligations of One Stop under this Agreement shall enure to the benefit of and shall be binding upon the successors and assigns of One Stop. Executive shall not be entitled to assign any of his rights or obligations under this Agreement.

18. Governing Law. This Agreement shall be interpreted, construed, governed and enforced in accordance with the laws of the State of California.

19. Amendments. No amendment or modification of the terms or conditions of this Agreement shall be valid unless in writing and signed by the parties hereto.

20. Counterparts. This Agreement may be executed in counterparts and, if so executed, each such counterpart shall have the force and effect of an original. A facsimile or electronic signature shall have the same force and effect as an original signature.

21. Separate Terms/Severability. Each term, condition, covenant or provision of this Agreement shall be viewed as separate and distinct, and in the event that any such term, covenant or provision shall be held by a court or arbitrator of competent jurisdiction to be invalid, unenforceable or void, the remaining provisions shall continue in full force and effect.

22. Waiver. A waiver by either party of a breach of provision or provisions of this Agreement shall not constitute a general waiver, or prejudice the other party’s right otherwise to demand strict compliance with that provision or any other provisions in this Agreement.

23. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient, if in writing, sent by mail to his residence in the case of Mr. Raun, or hand delivered to Mr. Morrison, or to its principal office in the case of One Stop.

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24. Entire Agreement. Mr. Raun acknowledges receipt of this Agreement and agrees that this Agreement represents the entire Agreement with One Stop concerning his employment, and supersedes any previous oral or written communications, representations, understandings or Agreements with One Stop or any agent thereof. Mr. Raun understands that no representative of One Stop has been authorized to enter into any Agreement or commitment with Mr. Raun which is inconsistent in any way with the terms of this Agreement.

IN WITNESS HEREOF, the parties have executed this Agreement as of the date set forth above.

ONE STOP SYSTEMS, INC.:

By:	/s/ John W. Morrison, Jr.
John W. Morrison, Jr., CFO

EXECUTIVE:

By:	/s/ David Raun
David Raun